Exhibit 99.1

MGT CAPITAL INVESTMENTS, INC. COMMENTS ON NOTICE RECEIVED FROM IROQUOIS

No Stockholder Action Required at this Time

Harrison, NY (July 1, 2014) – MGT Capital Investments, Inc. (NYSE MKT: MGT)(the “Company”) today confirmed receipt of a notice from Iroquois Master Fund Ltd. (“Iroquois”), announcing its intention to nominate a slate of four directors to stand for election at the Company’s 2014 Annual Meeting of Stockholders.

The Company noted that it is committed to creating value for all stockholders. The Nominating Committee of the Company’s Board of Directors will review the accuracy of the notice received from Iroquois and consider the Iroquois nominations, as well as qualified individuals who may be submitted by other of the Company’s stockholders to serve on the Company’s Board.

The Company will present its recommendation with regard to the election of directors in its proxy statement to be filed with the Securities and Exchange Commission (the “SEC”). The Board will make a recommendation in the best interests of all stockholders. The date of the Company’s 2014 Annual Meeting of Stockholders has not yet been announced. The Company’s stockholders are not required to take any action with respect to Iroquois’ director nominees at this time.

About MGT Capital Investments, Inc.

MGT Capital and its subsidiaries operate social and real money gaming sites online and in the mobile space, including ownership of the 4th largest daily fantasy sports wagering platform, www.DraftDay.com. The Company also offers games of skill through www.MGTplay.com and social casino games with SlotChamp™, and is building an online portal for fantasy sports news and commentary, www.FantasySportsLive.com. In addition, the Company owns intellectual property relating to slot machines and has asserted its claims via patent infringement lawsuits.

Important Additional Information

This release may be deemed to be solicitation material in respect of a proxy contest for the election of directors to the Board of Directors of the Company. The Company will be filing a proxy statement with the SEC. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s website at www.sec.gov, or upon written request to the Secretary of MGT Capital Investments, Inc. at 500 Mamaroneck Avenue, Suite 204, Harrison, NY 10528.

Participants in Solicitation

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of a proxy contest for the election of directors to the Board of Directors of the Company. Information concerning these participants is set forth in the proxy statement, dated August 9, 2013, relating to the Company’s 2013 Annual Meeting of Stockholders as filed with the SEC on Schedule 14A and the Company’s 2013 Annual Report on Form 10-K, as filed with the SEC on March 28, 2014. Additional information regarding the interests of participants in the solicitation of proxies in respect of the 2014 Annual Meeting of Stockholders and other relevant materials, including the Company’s proxy statement, will be filed with the SEC when they become available.

Forward-looking Statements

This press release contains forward-looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements.” The Company’s financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the SEC.

Company Contact

MGT Capital Investments, Inc.

Robert Traversa, Chief Financial Officer

914-630-7431

rtraversa@mgtci.com